EXHIBIT 3.3


                                  AMENDMENT TO
                                 RESTATED BYLAWS
                                       OF
                              TARRANT APPAREL GROUP

         The Restated Bylaws (the "BYLAWS") of Tarrant Apparel Group, a California corporation (the "Corporation"), are hereby amended as follows:

1. The first sentence of Section 2.07(a) of Article II of the Bylaws is amended to read as follows:

         "(a) IN GENERAL. The corporation may but need not issue a certificate or certificates representing shares of its capital stock."

2. The following sentence shall be added to the Section 2.07(a) of Article II of the Bylaws:

         "The rights and obligations of shareholders shall be identical whether or not their shares are represented by certificates. If shares are not represented by certificates, then, within a reasonable time after issue or transfer of shares without certificates, the corporation shall send the stockholder a written statement in such form as the Board of Directors may from time to time prescribe, certifying as to the number of shares owned by the shareholder and as to such other information as would have been required to be on certificates for such shares, including without limitation as required by subsection (b) and (c) of this Section 2.07."

3.       The following  sentence  shall be added as the last sentence to Section
         2.08 of Article II of the Bylaws:

         "Notwithstanding the foregoing, if such shares are not represented by certificates, then the shares of the corporation may be transferable by the delivery to the corporation of such evidence of transfer as may be required by the corporation."

4. Except as set forth above, the remaining provisions of the Bylaws shall not be amended hereby and shall remain in full force and effect in accordance with their respective terms.


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                            CERTIFICATE OF SECRETARY

         I, the undersigned, do hereby certify:

         (1) that I am the duly elected and acting Secretary of Tarrant Apparel Group, a California corporation (the "CORPORATION"); and

         (2) that the foregoing amendment to the Corporation's Bylaws, constituting 1 page, has been duly adopted by the Board of Directors of the Corporation at a duly noticed meeting held on August 9, 2007.

         IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 9th day of August, 2007.


                                            /s/ Winnie Au
                                            ------------------------
                                            Winnie Au, Secretary


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